TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

ANGKASA-X HOLDINGS CORP.
亞太航天集團有限公司
BVI COMPANY NUMBER: **2053185**

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 22nd day of January, 2021.

for **REGISTRAR OF CORPORATE AFFAIRS**
22nd day of January, 2021